Filed Pursuant to Rule 433

Registration No. 333-271955

Dated: January 7, 2025

PRICING TERM SHEET

U.S.$1,000,000,000 5.565% Senior Non Preferred Fixed Rate Notes due 2030 (the “SNP 2030 Fixed Rate Notes”)

Issuer:	Banco Santander, S.A.
Series Number:	SNP-241
Issuer Ratings*:	A2 (Positive) / A+ (Stable) / A- (Stable) by Moody’s/S&P/Fitch
Expected Notes Ratings*:	Baa1 / A- / A- (Moody’s / S&P / Fitch)
Status:	Senior Non Preferred
Principal Amount:	U.S.$1,000,000,000
Form of Issuance:	SEC Registered
Pricing Date:	January 7, 2025
Settlement Date**:	January 17, 2025 (T+8)
Maturity Date:	January 17, 2030
Benchmark Treasury:	4.375% UST due December 31, 2029
Benchmark Treasury Yield:	4.465%
Spread to Benchmark Treasury:	T+110 bps
Re-offer Yield:	5.565%
Coupon:	5.565% per annum, payable semi-annually in arrears.
Price to Public:	100.000% of the Principal Amount
Underwriting Discount / Commission:	0.300%
Proceeds to Issuer (after deducting Underwriting Discount / Commission):	99.700% (U.S.$997,000,000). This amount is before deducting other expenses incurred in connection with this offering. Additionally, the Underwriters have agreed to reimburse the Issuer for $160,000 of such expenses.
Interest Payment Dates:	Each January 17 and July 17, commencing on July 17, 2025 up to and including the Maturity Date or any date of earlier redemption.
Day Count Fraction:	30/360 (following, unadjusted)
Optional Early Redemption (Call):	Not Applicable

Early Redemption for TLAC/MREL Disqualification Event:	Applicable as specified in the prospectus supplement
Early Redemption for Taxation Reasons:	Applicable as specified in the prospectus supplement
Early Redemption for Clean-up Call:	Applicable as specified in the prospectus supplement
Substitution and Variation:	Applicable as specified in the prospectus supplement
Business Days:	New York City, London and T2
Minimum Denominations / Multiples:	Minimum denominations of U.S.$200,000 and multiples of U.S.$200,000 in excess thereof
Listing:	New York Stock Exchange
Trustee and Principal Paying Agent and Calculation Agent:	The Bank of New York Mellon, London Branch
Governing Law:	New York law, except that the authorization and execution by Banco Santander, S.A. of the Base Indenture, the Second Supplemental Indenture and the SNP 2030 Fixed Rate Notes and certain provisions of the SNP 2030 Fixed Rate Notes, the Base Indenture and the Second Supplemental Indenture related to the status of the SNP 2030 Fixed Rate Notes shall be governed and construed in accordance with Spanish law.
Agreement to and Acknowledgement of Statutory Bail-in:	By its acquisition of any SNP 2030 Fixed Rate Notes, each holder (including each holder of a beneficial interest in the SNP 2030 Fixed Rate Notes) acknowledges, accepts, consents and agrees to be bound by the terms of the SNP 2030 Fixed Rate Notes related to the exercise of the Spanish Bail-In Power.
Waiver of set-off:	Applicable as specified in the prospectus supplement.
Risk Factors:	Investors should read the information under the heading “Risk Factors” in the preliminary prospectus supplement dated January 7, 2025.
U.S. Federal Income Tax Considerations:	For a discussion of the material U.S. federal income tax considerations for the ownership and disposition of the SNP 2030 Fixed Rate Notes by U.S. investors, see “Taxation—U.S. Federal Income Tax Considerations” in the preliminary prospectus supplement. That discussion does not describe all of the tax consequences that may be relevant in the light of a U.S. investor’s particular circumstances.
Selling Restrictions:	Canada, EEA, United Kingdom, Hong Kong, Italy, Japan, People’s Republic of China (excluding Hong Kong, Macau and Taiwan), Republic of Korea, Taiwan, Singapore, Switzerland and Australia. No publicity or marketing nor public offering which requires the registration of a prospectus in Spain. The SNP 2030 Fixed Rate Notes are not intended to be offered, sold or otherwise made available to and should not be offered, sold or otherwise made available to any retail investor in the EEA and in the United Kingdom, as per the preliminary prospectus supplement.
Conflict of Interest:	Santander US Capital Markets LLC is a subsidiary of Banco Santander, S.A. Therefore, Santander US Capital Markets LLC is deemed to have a “conflict of interest” under FINRA Rule 5121 and, accordingly, the offering of the SNP 2030 Fixed Rate Notes will comply with the applicable requirements of FINRA Rule 5121.
CUSIP / ISIN:	05964HBJ3 / US05964HBJ32
Sole Global Coordinator:	Santander US Capital Markets LLC
Joint Bookrunners:

BofA Securities, Inc.

Citigroup Global Markets Inc.

Credit Agricole Securities (USA) Inc.

Goldman Sachs Bank Europe SE

Morgan Stanley & Co. LLC

RBC Capital Markets, LLC

Santander US Capital Markets LLC

Wells Fargo Securities, LLC

Co-Leads:	Banco de Sabadell, S.A. Bankinter S.A. CIBC World Markets Corp. Independence Point Securities LLC Rabo Securities USA, Inc.

*Any ratings obtained will reflect only the views of the respective rating agency and should not be considered a recommendation to buy, sell or hold the SNP 2030 Fixed Rate Notes. The ratings assigned by the rating agencies are subject to revision or withdrawal at any time by such rating agencies in their sole discretion. Each rating should be evaluated independently of any other rating.

**It is expected that delivery of the SNP 2030 Fixed Rate Notes will be made against payment therefore on or about January 17, 2025, which is the eighth business day following the date hereof (such settlement cycle being referred to as “T+8”). Under Rule 15c6-1 under the Securities Exchange Act of 1934, as amended, trades in the secondary market are generally required to settle in one business day, unless the parties to any such trade expressly agree otherwise. Accordingly, purchasers who wish to trade the SNP 2030 Fixed Rate Notes prior to the business day preceding the settlement date will be required, by virtue of the fact that the SNP 2030 Fixed Rate Notes initially settle in T+8, to specify an alternative settlement cycle at the time of any such trade to prevent failed settlement and should consult their own advisors.

The issuer has filed a registration statement (including a base prospectus and a related preliminary prospectus supplement) with the U.S. Securities and Exchange Commission (SEC) for this offering. Before you invest, you should read the preliminary prospectus supplement, the base prospectus in that registration statement, and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by searching the SEC online database (EDGAR®) at www.sec.gov.

Alternatively, you may obtain a copy of the base prospectus and the preliminary prospectus supplement from BofA Securities, Inc. by calling toll free 1-800-294-1322, Citigroup Global Markets Inc. by calling toll free 1-800-831-9146, Credit Agricole Securities (USA) Inc. by calling toll free 1-866-807-6030, Goldman Sachs Bank Europe SE by calling toll free 1-866-471-2526, Morgan Stanley & Co. LLC by calling toll free 1-212-761-6691, RBC Capital Markets, LLC by calling toll free 1-866-375-6829, Santander US Capital Markets LLC by calling toll free 1-855-403-3636 and Wells Fargo Securities, LLC by calling toll free 1-800-645-3751.

Capitalized terms used but not defined in this term sheet have the meanings set forth in the base prospectus as supplemented by the preliminary prospectus supplement.

The distribution of this term sheet and the offering of the securities to which this term sheet relates may be restricted by law in certain jurisdictions and therefore persons into whose possession this term sheet comes should inform themselves about and observe any such restrictions. Any failure to comply with these restrictions could result in a violation of the laws of any such jurisdiction.

EU PRIIPs Regulation / PROHIBITION OF SALES TO EEA RETAIL INVESTORS: The SNP 2030 Fixed Rate Notes are not intended to be offered, sold or otherwise made available to and should not be offered, sold or otherwise made available to any retail investor in the European Economic Area (“EEA”). For these purposes, a retail investor means a person who is one (or more) of: (i) a retail client, as defined in point (11) of Article 4(1) of Directive 2014/65/EU, as amended (“MiFID II”); (ii) a customer within the meaning of Directive (EU) 2016/97, as amended (the “IDD”), where that customer would not qualify as a professional client as defined in point (10) of Article 4(1) of MiFID II; or (iii) not a qualified investor as defined in Regulation (EU) No. 2017/1129. Consequently, no key information document required by Regulation (EU) No. 1286/2014 (the “EU PRIIPs Regulation”) for offering or selling the SNP 2030 Fixed Rate Notes or otherwise making them available to retail investors in the EEA has been prepared and therefore offering or selling the SNP 2030 Fixed Rate Notes or otherwise making them available to any retail investor in the EEA may be unlawful under the EU PRIIPs Regulation.

UK PRIIPs Regulation / PROHIBITION OF SALES TO UK RETAIL INVESTORS: The SNP 2030 Fixed Rate Notes are not intended to be offered, sold or otherwise made available to and should not be offered, sold or otherwise made available to any retail investor in the United Kingdom (“UK”). For these purposes, a retail investor means a person who is one (or more) of: (i) a retail client, as defined in point (8) of Article 2 of Regulation (EU) No. 2017/565 as it forms part of UK domestic law by virtue of the European Union (Withdrawal) Act 2018 (“EUWA”); or (ii) a customer within the meaning of the provisions of the Financial Services and Markets Act 2000, as amended (the “FSMA”) and any rules or regulations made under the FSMA to implement IDD, where that customer would not qualify as a professional client, as defined in point (8) of Article 2(1) of Regulation (EU) No. 600/2014 as it forms part of UK domestic law by virtue of the EUWA. Consequently, no key information document required by Regulation (EU) No. 1286/2014 as it forms part of UK domestic law by virtue of the EUWA (the “UK PRIIPs Regulation”) for offering or selling the SNP 2030 Fixed Rate Notes or otherwise making them available to retail investors in the UK has been prepared and therefore offering or selling the SNP 2030 Fixed Rate Notes or otherwise making them available to any retail investor in the UK may be unlawful under the UK PRIIPs Regulation.

MIFID II PRODUCT GOVERNANCE/PROFESSIONAL INVESTORS AND ECPS ONLY TARGET MARKET: Solely for the purposes of each manufacturer's product approval process, the target market assessment in respect of the SNP 2030 Fixed Rate Notes has led to the conclusion that: (i) the target market for the SNP 2030 Fixed Rate Notes is eligible counterparties and professional clients only, each as defined in MiFID II; and (ii) all channels for distribution of the SNP 2030 Fixed Rate Notes to eligible counterparties and professional clients are appropriate. The target market assessment indicates that the SNP 2030 Fixed Rate Notes are incompatible with the needs, characteristics and objectives of clients which are retail clients (as defined in MiFID II). Any person subsequently offering, selling, or recommending the SNP 2030 Fixed Rate Notes (a “distributor”) should take into consideration the manufacturers' target market assessment; however, a distributor subject to MiFID II is responsible for undertaking its own target market assessment in respect of the SNP 2030 Fixed Rate Notes (by either adopting or refining the manufacturers’ target market assessment) and determining appropriate distribution channels.

UK MIFIR PRODUCT GOVERNANCE/PROFESSIONAL INVESTORS AND ECPS ONLY TARGET MARKET: Solely for the purposes of each manufacturer's product approval process, the target market assessment in respect of the SNP 2030 Fixed Rate Notes has led to the conclusion that: (i) the target market for the SNP 2030 Fixed Rate Notes is eligible counterparties, as defined in the FCA Handbook Conduct of Business Sourcebook (“COBS”), and professional clients only, as defined in Regulation (EU) No. 600/2014 as it forms part of UK domestic law by virtue of the EUWA (“UK MiFIR”); and (ii) all channels for distribution of the SNP 2030 Fixed Rate Notes to eligible counterparties and professional clients are appropriate. The target market assessment indicates that the SNP 2030 Fixed Rate Notes are incompatible with the needs, characteristic and objectives of clients which are retail clients (as defined in Regulation (EU) No. 2017/565 as it forms part of the domestic law of the UK by virtue of the EUWA). Any person subsequently offering, selling or recommending the SNP 2030 Fixed Rate Notes (a “distributor”) should take into consideration the manufacturers' target market assessment; however, a distributor subject to the FCA Handbook Product Intervention and Product Governance Sourcebook (the “UK MiFIR Product Governance Rules”) is responsible for undertaking its own target market assessment in respect of the SNP 2030 Fixed Rate Notes (by either adopting or refining the manufacturers' target market assessment) and determining appropriate distribution channels.

This term sheet is not an offer of securities or investments for sale nor a solicitation of an offer to buy securities or investments in any jurisdiction where such offer or solicitation would be unlawful. No action has been taken that would permit an offering of the SNP 2030 Fixed Rate Notes or possession or distribution of this term sheet in any jurisdiction where action for that purpose is required. Persons into whose possession this term sheet comes are required to inform themselves about and to observe any such restrictions.

PRICING TERM SHEET

U.S.$1,000,000,000 6.033% Senior Non Preferred Fixed Rate Notes due 2035 (the “SNP 2035 Fixed Rate Notes”)

Issuer:	Banco Santander, S.A.
Series Number:	SNP-242
Issuer Ratings*:	A2 (Positive) / A+ (Stable) / A- (Stable) by Moody’s/S&P/Fitch
Expected Notes Ratings*:	Baa1 / A- / A- (Moody’s / S&P / Fitch)
Status:	Senior Non Preferred
Principal Amount:	U.S.$1,000,000,000
Form of Issuance:	SEC Registered
Pricing Date:	January 7, 2025
Settlement Date**:	January 17, 2025 (T+8)
Maturity Date:	January 17, 2035
Benchmark Treasury:	4.250% UST due November 15, 2034
Benchmark Treasury Yield:	4.683%
Spread to Benchmark Treasury:	T+135 bps
Re-offer Yield:	6.033%
Coupon:	6.033% per annum, payable semi-annually in arrears.
Price to Public:	100.000% of the Principal Amount
Underwriting Discount / Commission:	0.450%
Proceeds to Issuer (after deducting Underwriting Discount / Commission):	99.550% (U.S.$995,500,000). This amount is before deducting other expenses incurred in connection with this offering. The Underwriters will not reimburse the Issuer for any of such expenses.
Interest Payment Dates:	Each January 17 and July 17, commencing on July 17, 2025 up to and including the Maturity Date or any date of earlier redemption.
Day Count Fraction:	30/360 (following, unadjusted)
Optional Early Redemption (Call):	Not Applicable

Early Redemption for TLAC/MREL Disqualification Event:	Applicable as specified in the prospectus supplement
Early Redemption for Taxation Reasons:	Applicable as specified in the prospectus supplement
Early Redemption for Clean-up Call:	Applicable as specified in the prospectus supplement
Substitution and Variation:	Applicable as specified in the prospectus supplement
Business Days:	New York City, London and T2
Minimum Denominations / Multiples:	Minimum denominations of U.S.$200,000 and multiples of U.S.$200,000 in excess thereof
Listing:	New York Stock Exchange
Trustee and Principal Paying Agent and Calculation Agent:	The Bank of New York Mellon, London Branch
Governing Law:	New York law, except that the authorization and execution by Banco Santander, S.A. of the Base Indenture, the Second Supplemental Indenture and the SNP 2035 Fixed Rate Notes and certain provisions of the SNP 2035 Fixed Rate Notes, the Base Indenture and the Second Supplemental Indenture related to the status of the SNP 2035 Fixed Rate Notes shall be governed and construed in accordance with Spanish Law.
Agreement to and Acknowledgement of Statutory Bail-in:	By its acquisition of any SNP 2035 Fixed Rate Notes, each holder (including each holder of a beneficial interest in the SNP 2035 Fixed Rate Notes) acknowledges, accepts, consents and agrees to be bound by the terms of the SNP 2035 Fixed Rate Notes related to the exercise of the Spanish Bail-In Power.
Waiver of set-off:	Applicable as specified in the prospectus supplement.
Risk Factors:	Investors should read the information under the heading “Risk Factors” in the preliminary prospectus supplement dated January 7, 2025.
U.S. Federal Income Tax Considerations:	For a discussion of the material U.S. federal income tax considerations for the ownership and disposition of the SNP 2035 Fixed Rate Notes by U.S. investors, see “Taxation—U.S. Federal Income Tax Considerations” in the preliminary prospectus supplement. That discussion does not describe all of the tax consequences that may be relevant in the light of a U.S. investor’s particular circumstances.
Selling Restrictions:	Canada, EEA, United Kingdom, Hong Kong, Italy, Japan, People’s Republic of China (excluding Hong Kong, Macau and Taiwan), Republic of Korea, Taiwan, Singapore, Switzerland and Australia. No publicity or marketing nor public offering which requires the registration of a prospectus in Spain. The SNP 2035 Fixed Rate Notes are not intended to be offered, sold or otherwise made available to and should not be offered, sold or otherwise made available to any retail investor in the EEA and in the United Kingdom, as per the preliminary prospectus supplement.
Conflict of Interest:	Santander US Capital Markets LLC is a subsidiary of Banco Santander, S.A. Therefore, Santander US Capital Markets LLC is deemed to have a “conflict of interest” under FINRA Rule 5121 and, accordingly, the offering of the SNP 2035 Fixed Rate Notes will comply with the applicable requirements of FINRA Rule 5121.
CUSIP / ISIN:	05964HBK0 / US05964HBK05
Sole Global Coordinator:	Santander US Capital Markets LLC
Joint Bookrunners:

BofA Securities, Inc.

Citigroup Global Markets Inc.

Credit Agricole Securities (USA) Inc.

Goldman Sachs Bank Europe SE

Morgan Stanley & Co. LLC

RBC Capital Markets, LLC

Santander US Capital Markets LLC

Wells Fargo Securities, LLC

Co-Leads:	Banco de Sabadell, S.A. Bankinter S.A. CIBC World Markets Corp. Independence Point Securities LLC Rabo Securities USA, Inc.

*Any ratings obtained will reflect only the views of the respective rating agency and should not be considered a recommendation to buy, sell or hold the SNP 2035 Fixed Rate Notes. The ratings assigned by the rating agencies are subject to revision or withdrawal at any time by such rating agencies in their sole discretion. Each rating should be evaluated independently of any other rating.

**It is expected that delivery of the SNP 2035 Fixed Rate Notes will be made against payment therefore on or about January 17, 2025, which is the eighth business day following the date hereof (such settlement cycle being referred to as “T+8”). Under Rule 15c6-1 under the Securities Exchange Act of 1934, as amended, trades in the secondary market are generally required to settle in one business day, unless the parties to any such trade expressly agree otherwise. Accordingly, purchasers who wish to trade the SNP 2035 Fixed Rate Notes prior to the business day preceding the settlement date will be required, by virtue of the fact that the SNP 2035 Fixed Rate Notes initially settle in T+8, to specify an alternative settlement cycle at the time of any such trade to prevent failed settlement and should consult their own advisors.

The issuer has filed a registration statement (including a base prospectus and a related preliminary prospectus supplement) with the U.S. Securities and Exchange Commission (SEC) for this offering. Before you invest, you should read the preliminary prospectus supplement, the base prospectus in that registration statement, and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by searching the SEC online database (EDGAR®) at www.sec.gov.

Alternatively, you may obtain a copy of the base prospectus and the preliminary prospectus supplement from BofA Securities, Inc. by calling toll free 1-800-294-1322, Citigroup Global Markets Inc. by calling toll free 1-800-831-9146, Credit Agricole Securities (USA) Inc. by calling toll free 1-866-807-6030, Goldman Sachs Bank Europe SE by calling toll free 1-866-471-2526, Morgan Stanley & Co. LLC by calling toll free 1-212-761-6691, RBC Capital Markets, LLC by calling toll free 1-866-375-6829, Santander US Capital Markets LLC by calling toll free 1-855-403-3636 and Wells Fargo Securities, LLC by calling toll free 1-800-645-3751.

Capitalized terms used but not defined in this term sheet have the meanings set forth in the base prospectus as supplemented by the preliminary prospectus supplement.

The distribution of this term sheet and the offering of the securities to which this term sheet relates may be restricted by law in certain jurisdictions and therefore persons into whose possession this term sheet comes should inform themselves about and observe any such restrictions. Any failure to comply with these restrictions could result in a violation of the laws of any such jurisdiction.

EU PRIIPs Regulation / PROHIBITION OF SALES TO EEA RETAIL INVESTORS: The SNP 2035 Fixed Rate Notes are not intended to be offered, sold or otherwise made available to and should not be offered, sold or otherwise made available to any retail investor in the European Economic Area (“EEA”). For these purposes, a retail investor means a person who is one (or more) of: (i) a retail client, as defined in point (11) of Article 4(1) of Directive 2014/65/EU, as amended (“MiFID II”); (ii) a customer within the meaning of Directive (EU) 2016/97, as amended (the “IDD”), where that customer would not qualify as a professional client as defined in point (10) of Article 4(1) of MiFID II; or (iii) not a qualified investor as defined in Regulation (EU) No. 2017/1129. Consequently, no key information document required by Regulation (EU) No. 1286/2014 (the “EU PRIIPs Regulation”) for offering or selling the SNP 2035 Fixed Rate Notes or otherwise making them available to retail investors in the EEA has been prepared and therefore offering or selling the SNP 2035 Fixed Rate Notes or otherwise making them available to any retail investor in the EEA may be unlawful under the EU PRIIPs Regulation.

UK PRIIPs Regulation / PROHIBITION OF SALES TO UK RETAIL INVESTORS: The SNP 2035 Fixed Rate Notes are not intended to be offered, sold or otherwise made available to and should not be offered, sold or otherwise made available to any retail investor in the United Kingdom (“UK”). For these purposes, a retail investor means a person who is one (or more) of: (i) a retail client, as defined in point (8) of Article 2 of Regulation (EU) No. 2017/565 as it forms part of UK domestic law by virtue of the European Union (Withdrawal) Act 2018 (“EUWA”); or (ii) a customer within the meaning of the provisions of the Financial Services and Markets Act 2000, as amended (the “FSMA”) and any rules or regulations made under the FSMA to implement IDD, where that customer would not qualify as a professional client, as defined in point (8) of Article 2(1) of Regulation (EU) No. 600/2014 as it forms part of UK domestic law by virtue of the EUWA. Consequently, no key information document required by Regulation (EU) No. 1286/2014 as it forms part of UK domestic law by virtue of the EUWA (the “UK PRIIPs Regulation”) for offering or selling the SNP 2035 Fixed Rate Notes or otherwise making them available to retail investors in the UK has been prepared and therefore offering or selling the SNP 2035 Fixed Rate Notes or otherwise making them available to any retail investor in the UK may be unlawful under the UK PRIIPs Regulation.

MIFID II PRODUCT GOVERNANCE/PROFESSIONAL INVESTORS AND ECPS ONLY TARGET MARKET: Solely for the purposes of each manufacturer's product approval process, the target market assessment in respect of the SNP 2035 Fixed Rate Notes has led to the conclusion that: (i) the target market for the SNP 2035 Fixed Rate Notes is eligible counterparties and professional clients only, each as defined in MiFID II; and (ii) all channels for distribution of the SNP 2035 Fixed Rate Notes to eligible counterparties and professional clients are appropriate. The target market assessment indicates that the SNP 2035 Fixed Rate Notes are incompatible with the needs, characteristics and objectives of clients which are retail clients (as defined in MiFID II). Any person subsequently offering, selling, or recommending the SNP 2035 Fixed Rate Notes (a “distributor”) should take into consideration the manufacturers' target market assessment; however, a distributor subject to MiFID II is responsible for undertaking its own target market assessment in respect of the SNP 2035 Fixed Rate Notes (by either adopting or refining the manufacturers’ target market assessment) and determining appropriate distribution channels.

UK MIFIR PRODUCT GOVERNANCE/PROFESSIONAL INVESTORS AND ECPS ONLY TARGET MARKET: Solely for the purposes of each manufacturer's product approval process, the target market assessment in respect of the SNP 2035 Fixed Rate Notes has led to the conclusion that: (i) the target market for the SNP 2035 Fixed Rate Notes is eligible counterparties, as defined in the FCA Handbook Conduct of Business Sourcebook (“COBS”), and professional clients only, as defined in Regulation (EU) No. 600/2014 as it forms part of UK domestic law by virtue of the EUWA (“UK MiFIR”); and (ii) all channels for distribution of the SNP 2035 Fixed Rate Notes to eligible counterparties and professional clients are appropriate. The target market assessment indicates that the SNP 2035 Fixed Rate Notes are incompatible with the needs, characteristic and objectives of clients which are retail clients (as defined in Regulation (EU) No. 2017/565 as it forms part of the domestic law of the UK by virtue of the EUWA). Any person subsequently offering, selling or recommending the SNP 2035 Fixed Rate Notes (a “distributor”) should take into consideration the manufacturers' target market assessment; however, a distributor subject to the FCA Handbook Product Intervention and Product Governance Sourcebook (the “UK MiFIR Product Governance Rules”) is responsible for undertaking its own target market assessment in respect of the SNP 2035 Fixed Rate Notes (by either adopting or refining the manufacturers' target market assessment) and determining appropriate distribution channels.

This term sheet is not an offer of securities or investments for sale nor a solicitation of an offer to buy securities or investments in any jurisdiction where such offer or solicitation would be unlawful. No action has been taken that would permit an offering of the SNP 2035 Fixed Rate Notes or possession or distribution of this term sheet in any jurisdiction where action for that purpose is required. Persons into whose possession this term sheet comes are required to inform themselves about and to observe any such restrictions.